Exhibit 10.22
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 26th day of October, 2005 (the “Signing Date”), by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Stephen W. Lilienthal (“Executive”);
W I T N E S S E T H:
     WHEREAS, the Company wishes to continue to employ Executive as Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the wholly-owned insurance subsidiaries of the Company (“CNA Insurance Companies”) (collectively, the Company and the CNA Insurance Companies are referred to as the “CNA Companies”); and Executive wishes to accept and agree to continue such employment under the terms and conditions set forth hereinbelow.
     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:
     1. Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties of Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the CNA Insurance Companies for the period commencing on January 1, 2006 (“Effective Date”) and ending on December 31, 2008, or such earlier date as of which Executive’s employment may be terminated in accordance with Section 6 hereof (said period the “Term”). The covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13, 14 through 16 shall survive the Term of this Agreement.
     2. Duties of Executive.
          (a) Executive shall serve as the Chief Executive Officer of the Company and as the Chairman and Chief Executive Officer of the CNA Insurance Companies and such other subsidiaries of the Company as may be determined by the Board of Directors of the Company (“Board”), and shall continue as a member of the Board. As Chief Executive Officer of the Company, Executive shall have responsibility for the day to day operations of the CNA Insurance Companies and for development and implementation of the CNA Insurance Companies’ business plans and strategies. Executive shall report to the Board. Executive shall be elected and shall serve as a member and chairman of the board of directors of the CNA Insurance Companies, and of such of the other subsidiaries of the Company as may be determined by the Board, and if so elected, Executive agrees to serve on such boards in such capacity without additional compensation. Executive further agrees to resign any such positions on such Boards and his position(s) on the Board upon termination of his employment with the Company for any reason.
          (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of the CNA Insurance Companies, as well as such other specific duties and responsibilities not inconsistent with Executive’s such titles, offices, status and responsibilities as the Board shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not during the term of his employment, without the prior written consent of the Board, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition directly or indirectly with the business of the CNA Companies, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities provided that, in the judgment of the Board, such activities do not interfere with performance of his duties and responsibilities hereunder.
     3. Compensation.
          (a) During the Term, the Company shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary $950,000.00 (the “Base Compensation”). The Base Compensation shall be payable not less frequently than in monthly increments. At the discretion of the Board, such annual base salary rate may be increased annually during the Term of the Agreement, beginning in 2006, based on market considerations and Executive’s responsibilities and performance. In no event shall Executive’s annual base salary rate be reduced to an amount that is less than the amount specified in this Section 3(a) without Executive’s written consent, or to an amount that is less than the most recently increased amount that he was previously receiving, without Executive’s written consent.
          (b) The Executive shall be eligible for an annual incentive cash award (“Bonus”) pursuant to the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”). Subject to the approval of the Board and the Incentive Compensation Committee (“Committee”) of the Board, the Executive’s target Bonus thereunder shall be not less than the $1,450,000 and his maximum Bonus shall be not more than $2,900,000 for each twelve month bonus period. In no event shall the target Bonus be reduced without Executive’s written consent. The amount of Executive’s annual Bonus shall be based on performance criteria (the “Performance Criteria”) established by the Committee pursuant to the Plan for each of the years included in the term of this Agreement, and payment of Executive’s annual Bonus shall otherwise be in accordance with the provisions of the Plan, including the requirement of annual review and approval by the Committee of awards thereunder; provided, that satisfaction of the Performance Criteria shall be based on Net Operating Income as defined in the Plan and as approved by the Committee; and provided further, that the Committee may exercise 100% negative discretion under the Plan to decrease or eliminate any portion of Executive’s Bonus in excess of the target Bonus payout of $1,450,000 up to the maximum Bonus payout of $2,900,000.
          (c) Subject to the approval of the Committee and the Board, Executive shall be eligible to receive a long-term incentive cash award, in accordance with the terms of the Plan, as may be in effect during the Term or such other long term incentive plan as the Company may from time to time adopt for its senior officers. The Executive’s target long-term incentive cash award target shall be 25 percent (25%) of his Base Compensation during the three-year performance period as determined by the Committee. In no event shall the target award be reduced without Executive’s written consent. Actual payout of the long-term incentive cash award may range from 0% to 200% of target, based on the Company’s overall business results and performance as determined by the Committee in their sole discretion.
          (d) Subject to the approval of the Committee and the Board, Executive shall be a awarded a annual target option grant of 75,000 shares or equivalent (stock appreciation rights (“SARs”) paid in stock) of the Company’s common stock beginning with the 2006 performance year, during the term of Executive’s employment under this Agreement. Such annual grant may be increased at the recommendation and approval of the Committee and the Board, subject to share availability. Executive’s rights with respect to shares awarded hereunder shall be subject to the terms of the Plan, share availability and approval by the Committee and the Board.
          (e) For avoidance of doubt, respecting awards to Executive under Section 3(b), 3(c) and 3(d) hereof, the Committee shall retain such discretion as may be provided under the Plan to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision. The Company may in its discretion defer the payment of all compensation to which Executive is entitled hereunder or otherwise to enable it to comply with Section 162(m) of the Code or any successor provision with respect to deductibility of executive compensation. Subject to Section 162(m) of the Code and any other applicable laws or regulations as interpreted by the Company, all such deferred compensation will be credited to the Executive’s SES-CAP account and shall be subject to the terms thereof.
          (f) Executive’s compensation and pensionable earnings under the CNA Retirement Plan, the CNA Supplemental Executive Retirement Plan (“SERP”), the CNA Savings & Capital Accumulation Plan (“S-CAP”) and the CNA Supplemental Savings & Capital Accumulation Plan (“SES-CAP”) will be calculated and payable as specified in the respective documents applicable to each such plan, as amended from time to time, and also subject to the requirements of any other applicable laws or regulations as interpreted by the Company; provided, however, such compensation and pensionable earnings, as the case may be, shall for purposes of such plans include the sum of Executive’s Base Compensation, annual Bonus and all other cash incentive awards payable to Executive for each year, in an aggregate amount not to exceed the sum of $1,900,000 per year, with such amounts to be includible at the time they would otherwise be paid to Executive in the absence of any elective deferral by Executive or pursuant to Section 3(f) hereof.
          (g) All payments due under this Agreement shall be subject to withholding as required by law as interpreted by the Company.
          (h) To the extent that any of the payments under this Agreement, including without limitation under Section 6 hereof, are governed by Section 409A of the Internal Revenue Code of 1986, as amended, the parties will work together in good faith to amend any provisions (including, without limitation, a minimum postponement of payment) as may be necessary for compliance in a manner that maintains the basic financial provisions of this Agreement.

     4. Other Benefits. During the period of his employment with the Company hereunder, Executive shall be entitled to continue to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation, medical benefits, dental benefits, life insurance, long-term disability insurance, both qualified and supplemental defined contribution plans, and to receive all fringe benefits made available to senior executives of the Company, including but not necessarily limited to club memberships ($8,000 annually and a $8,000 one-time initiation fee) and tax return preparation. Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions of the policies of the CNA Companies with regard to such plans, programs or arrangements as adjusted by the CNA Companies from time to time in their sole discretion. Executive shall not be eligible for paid time off (“PTO”) under the Company’s PTO policy. In the event of termination of employment, Executive’s severance shall be determined solely in accordance with Section 6 hereof.
     5. Expense Reimbursement. Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general travel and business reimbursement policies adopted by the Company as adjusted from time to time for its senior executives. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures. The Company shall promptly reimburse Executive for all reasonable professional expenses he incurs in connection with the negotiation and preparation of this Agreement.
     6. Termination of Employment. If Executive’s employment with the Company shall terminate during the Term of this Agreement, the following conditions set forth herein shall apply with respect to Executive’s compensation and benefits hereunder. Either party may terminate Executive’s employment with the Company during the term of this Agreement by written notice to the other party effective as of the date specified in such notice and Executive’s employment shall automatically terminate in the event of Executive’s death. Upon termination of Executive’s employment during or at the end of the Term of this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6. In the event of Executive’s termination during the Term of this Agreement, unless otherwise specified in this Agreement, Executive’s rights, if any, under any of the Company’s defined contribution, benefit, incentive or other plans of any nature shall be governed by the respective terms of such plans.
     6.1 Death and Disability. In the event of the death of Executive or, at the Company’s election, in the event of his Permanent Disability (as defined below) during the term of this Agreement, provided it had not already terminated, Executive’s employment shall terminate. Upon such termination:
          (a) The Company shall make payment to Executive, or his personal representatives, heirs or beneficiaries, as the case may be as follows:

     (i) Within 30 days after such termination:
     (1) Unpaid Base Compensation at the rate in effect at the time of notice of termination and current year’s target Bonus prorated to the date of termination; (2) any previous year’s earned but unpaid Bonus and other earned and unpaid incentive cash compensation; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable plan or program accrued prior to the date of the date of termination
(ii) Termination payments in the aggregate amount equal to three multiplied by the sum of (x) the annual rate of Executive’s Base Compensation as in effect immediately prior to his date of termination plus (y) two times the minimum annual target Bonus amount set forth in Section 3(b) hereinabove, with such termination payments to be made in substantially equal installments, not less frequently than monthly, for a period of thirty-six (36) months following such termination; provided, however that, in the event of Permanent Disability, the gross monthly installment of a termination payment, as described in this subsection 6.1(a)(ii) will be reduced by the gross amount of any actual long-term disability benefit payments paid to Executive or his personal representatives, heirs or beneficiaries, as the case may be, under Executive’s Company-sponsored long-term disability plan or insurance contract for such month, such reduction not to exceed $33,333 per month for each whole month of the aforesaid thirty-six (36) month payment period for which such disability insurance payments are payable to Executive.
(iii) A target Bonus for the Performance Period (as defined under the Incentive Compensation Plan) in which the termination occurs prorated to the date of termination and to be paid within 30 days of such termination. Executive shall not be entitled to any Bonus for the period following termination, it being the intent of the parties that the termination payments described in subsection 6.1(a)(ii) that exceeds his Base Compensation shall be in lieu of such Bonus; and
(iv) A payment equal to the cash equivalent of all stock options or equivalent (SARs paid in stock) which he would have received if his employment had continued until December 31, 2008, and if the target number of stock options or equivalent (SARs paid in stock) described in subsection 3(d) had been granted for each remaining Performance Period between the last Performance Period for which an award was made (or for which the Committee affirmatively determined to make no award) prior to the date of termination and December 31, 2008. The cash equivalent of a future stock option grant to which the Executive is entitled hereunder or equivalent (SARs paid in stock) grant shall be equal to 48% of the fair market value of the number of shares of stock to be covered by the future stock option grant or equivalent (SARs paid in stock), determined by the Company based on the fair market value of the stock on the date of termination, and then discounted by the Company from January 1 of the year for which the stock option or equivalent (SARs paid in stock) would have been granted to the date of termination using an interest rate equal to the prime rate for the date of termination as reported in The Wall Street Journal (Midwest Edition). Fair market value of the stock shall be determined by taking the average of the highest and lowest sales prices of the stock on the date of termination, as reported as the New York Stock Exchange-Composite Transactions for such day, or if the stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the stock was traded, all as reported by The Wall Street Journal (Midwest Edition) under the heading New York Stock Exchange-Composite Transactions, or, if the stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the stock is traded or quoted, but in no event shall the price be less than the par value of the stock. Payment pursuant to this subsection 6.1(a)(iv) shall be made as soon as practicable after the date of Executive’s termination.
          (b) Any unexercised stock option or equivalent (SARs paid in stock) held by Executive upon termination of his employment shall be fully vested on the date of termination and may be exercised by Executive or his personal representatives, heirs or beneficiaries, as the case may be, at any time up to the first anniversary of Executive’s date of termination (but in no event later than the date on which such stock option or equivalent (SARs paid in stock) would expire if Executive had remained employed by the Company). The provisions of this subsection 6.1(b) shall apply notwithstanding any contrary provision in any agreement with the Executive governing any stock option or equivalent (SARs paid in stock).
          (c) For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of Executive which, as determined by an independent physician selected by the Company after consultation with Executive (or, if Executive is incapable of consulting with the Company, with Executive’s personal physician), based on all available medical information, is expected to continue beyond 26 weeks and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder with reasonable accommodation compatible with the fulfillment of his duties as described in Section 2 hereinabove.
     6.2 Termination for Cause by the Company.
          (a) In the event that Executive shall engage in any conduct that the Board shall determine constitutes Cause, as defined herein, the Board shall have the right to terminate Executive’s employment with the Company by written notice to

Executive effective as of the date of such notice. For purposes of this Agreement, “Cause” shall mean conduct: (i) which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty, other than due to Limited Vicarious Liability, (ii) which is inconsistent with the dignity and character of an executive of the Company, (iii) which is a substantial breach of any material provision of this Agreement, (iv) constituting willful or reckless material misconduct in the performance of the Executive’s duties, or (v) constituting the habitual neglect of duties; provided, however: (x) that the Board in good faith determines that such conduct has had a material adverse effect on the business or prospects of the CNA Companies; (y) for purposes of clauses (iv) and (v), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled); and (z) “Limited Vicarious Liability” shall mean any liability which is (1) based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company and/or the CNA Companies and (2) provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law or regulation was being violated by such acts. If the Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.
          (b) Upon terminating the Executive for Cause, other than paying the Executive within 30 days of such termination his: (i) unpaid Base Compensation prorated to the date of termination and (ii) unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program (which unpaid cash entitlements shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Plan) prior to the date of the date of termination, the Company shall have no further obligations whatsoever to Executive under this Agreement, In the event of termination for Cause, executive agrees to continue to be bound by the covenants set forth herein in Sections 7 through 13, subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.
     6.3 Termination by the Company Without Cause / Termination by Executive for Good Reason. In the event Executive’s employment is terminated by the Company for any reason not described in subsections 6.1 and 6.2, or in the event Executive terminates his employment for Good Reason, as defined herein,
          (a) The Company shall pay to Executive:
     (i) Within 30 days after such termination, (1) unpaid Base Compensation at the rate in effect at the time of notice of termination and current year’s target Bonus prorated to the date of termination; (2) any previous year’s earned but unpaid Bonus and other earned and unpaid incentive cash compensation; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable plan or program accrued prior to the date of the date of termination;
     (ii) Termination payments in the aggregate amount equal to three multiplied by the sum of (x) the annual rate of Executive’s Base Compensation as in effect immediately prior to his date of termination plus (y) two times the minimum annual target Bonus amount set forth in Section 3(b) hereinabove (disregarding any reduction in Base Compensation constituting Good Reason for such termination), with such termination payments to be made in substantially equal installments, not less frequently than monthly, for a period of thirty-six (36) months following such termination;
     (iii) A target Bonus for the Performance Period (as defined under the Incentive Compensation Plan) in which the termination occurs prorated to the date of termination and to be paid within 30 days of such termination. Executive shall not be entitled to any Bonus for the period following termination, it being the intent of the parties that the termination payments described in subsection 6.3(a)(ii) shall be in lieu of such Bonus; and
     (iv) A payment equal to the cash equivalent of all stock options or equivalent (SARs paid in stock) which he would have received if his employment had continued until December 31, 2008, and if the target number of stock options or equivalent (SARs paid in stock) described in subsection 3(d) had been granted for each remaining Performance Period between the last Performance Period for which an award was made (or for which the Committee affirmatively determined to make no award) prior to the date of termination and December 31, 2008. The cash equivalent of a future stock option grant to which the Executive is entitled hereunder or equivalent (SARs paid in stock) grant shall be equal to 48% of the fair market value of the number of shares of stock to be covered by the future stock option grant or equivalent (SARs paid in stock), determined by the Company based on the on the fair market value of the stock on the date of termination, and then discounted by the Company from January 1 of the year for which the stock option or equivalent (SARs paid in stock) would have been granted to the date of termination using an interest rate equal to the prime rate for the date of termination as reported in The Wall Street Journal (Midwest Edition). Fair market value of the stock shall be determined by taking the average of the highest and lowest sales prices of the stock on the date of termination, as reported as the New York Stock Exchange-Composite Transactions for such day, or if the stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the stock was traded, all as reported by The Wall Street Journal (Midwest Edition) under the heading New York Stock Exchange-Composite Transactions, or, if the stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the stock is traded or quoted, but in no event shall the price be less than the par value of the stock. Payment pursuant to this subsection 6.3(a)(iv) shall be made as soon as practicable after the date of Executive’s termination.
          (b) Any unexercised stock option or equivalent (SARs paid in stock) held by Executive upon termination of his employment shall be fully vested on the date of termination and may be exercised by Executive at any time up to the first anniversary of Executive’s date of termination (but in no event later than the date on which such stock option or equivalent (SARs paid in stock) would expire if Executive had remained employed by the Company). The provisions of this subsection 6.3(b) shall apply notwithstanding any contrary provision in any agreement with the Executive governing any stock option or equivalent (SARs paid in stock).
          (c) In addition, Executive shall continue to participate in such medical benefits, dental benefits, life insurance, and long-term disability plans in which he is enrolled throughout the 36-month term of the payments set forth in subsection 6.3(a)(ii), as if he were still employed by the Company, said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled; provided, to the extent that the Company cannot arrange for Executive to participate in the Company’s medical or dental benefit plans beyond the termination of the COBRA benefit continuation period, Executive shall be entitled to substantially equivalent medical and dental benefits as are then provided to senior executives of the Company under the Company’s benefit plans.
          (d) In the event that Executive dies before all payments pursuant to this Section 6.3 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.
          (e) “Good Reason” as set forth herein is defined as, without the Executive’s consent: (i) a reduction in the rate of Executive’s Base Compensation below that which is provided for in Section 3(a) above or a reduction of Executive’s annual target Bonus or maximum Bonus below that which is provided for in Section 3(b) above (other than an exercise by the Committee of negative discretion to the extent permitted by subsection 3(b) and, for the avoidance of doubt, a stock option grant or equivalent (SARs paid in stock) for an amount less than the target amount set forth in Section 3(d) above shall not, alone, constitute “Good Reason”); (ii) the assignment to Executive of any duties inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Signing Date, or any other action by the Company which results in a substantial diminution in such position, authority, duties or responsibilities; (iii) any reduction in any benefits provided under Section 4 or a material diminution under the expense reimbursement policies of the Company provided under Section 5 of this Agreement that is not generally applicable to other senior executives of the Company; (iv) a substantial breach of any material provision of this Agreement by the Company; (v) the Company’s requirement of the Executive to be based at any office or location that is more than 35 miles from his office or location in Chicago, Illinois; (vi) the failure to reelect or otherwise maintain Executive as a director of the Board; or (vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; provided, however, that for purposes of clauses (i), (ii) and (iii) of this Section 6.3(e), the Company shall have ten (10) calendar days after the date that written notice has been given to the Company by Executive of such Good Reason in which to cure such conduct not engaged in by the Company in bad faith.
          (f) “Without Cause” as set forth herein is defined as a termination of the Executive’s employment by the Company prior to the end of the Term for any reason not described or referenced in subsections 6.1 and 6.2.
          (g) In the event of any termination of employment as described in this Section 6.3, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.
     6.4 Voluntary Resignation by Executive. Executive may terminate his employment with the Company, by written notice, on January 1, 2007, or at any time thereafter, effective 6 months from the date of such written notice. In the event that Executive terminates employment on January 1, 2007 or any time thereafter as described in this Section 6.4, Executive shall receive the same payments and other benefits that he would have received had the Company terminated his employment pursuant to Section 6.3 of this Agreement (Termination by the Company without Cause) prior to January 1, 2007, and as described in paragraphs (a), (b), (c) and (d) of said Section 6.3, except that, with respect to the payment described in subparagraph 6.3(a)(iv): (A) such payment will be based only upon the cash equivalent of the target number of stock options or equivalent (SARs paid in stock) Executive would have received in the year of termination if his employment had continued through the end of such year; and (B) such payment will be prorated based on the number of days in the year of termination occurring through said termination’s effective date. With regard to the payment based upon the cash equivalent of stock options or equivalent (SARs paid in stock) referenced in the immediately foregoing sentence, in no event will Executive receive any cash equivalent payment for any stock options or equivalent (SARs paid in stock) which Executive receives as stock or stock options in the year of termination. In the event that the Executive’s employment is terminated by Executive under this Section 6.4 prior to January 1, 2007, other than pursuant to Good Reason under Section 6.3 or other than as a direct result of his death or Permanent Disability (as described in subsection 6.1), then: (i) the Company shall have no further obligations under this

Agreement except the payment, within 30 days of such termination, of: (1) unpaid Base Compensation at the rate in effect at the time of notice of termination and current year’s target Bonus prorated to the date of termination; (2) any previous year’s earned but unpaid Bonus and other earned and unpaid incentive cash compensation; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable plan or program accrued prior to the date of the date of termination; and (ii) all rights or options with regard to stock options or equivalent (SARs paid in stock) as provided in this Agreement shall thereupon expire.
In the event of any termination of employment as described in this Section 6.4, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto
     6.5 Failure to Extend Agreement.
If prior to December 31, 2008 the Company offers to Executive in writing an extension of the period of Executive’s employment under this Agreement or a new agreement in principle with Executive to apply to a term commencing January 1, 2009 but the Company and Executive have not mutually agreed to the terms of or entered into a new employment agreement by March 31, 2009, then: (a) Executive’s employment shall terminate on April 1, 2009 and the Company’s obligations to Executive for any period thereafter shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to Section 6.3 (but not including any additional payment with respect to stock options or equivalent (SARs paid in stock) pursuant to subsection 6.3(a)(iv)); and (b) Executive’s employment from the period after December 31, 2008 and until March 31, 2009 shall constitute an employment at will from month to month, and during said period Executive shall receive: (i) a base salary during such period of employment at the annual rate of 400% of his annual Base Compensation hereunder as of December 31, 2008; (ii) the terms of this Agreement that governed Executive’s other benefits and perquisites prior to January 1, 2009 will continue to apply, and will be additional to Executive’s salary as specified in subset (i) above; and (iii) Executive shall be entitled to payment with respect to the annual Bonus for calendar year 2008, and stock option or equivalent (SARs paid in stock) awards for the performance period ending December 31, 2008 to the extent provided by this Agreement, but Executive will not be entitled to an annual Bonus, or stock option or equivalent (SARs paid in stock) awards or any other incentive compensation award for performance periods beginning after December 31, 2008.
If the Company does not make such written offer to Executive on or before December 31, 2008, then Executive’s employment shall terminate on December 31, 2008 and Executive shall receive all amounts and benefits set forth in Section 6.3.

     6.6 No Offset, No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment, so long as such employment is consistent with the provisions of this Agreement.
     6.7 Confidentiality. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of his employment which relates to (a) the CNA Companies and/or any other business or entity in which the Company during the course of the Executive’s employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; (b) the CNA Companies’ customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the CNA Companies. Upon the termination of his employment Executive shall return all confidential information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding the foregoing provisions of this Section 7, the Executive may disclose or use any such information (i) as such disclosure or use may be required in the course of his employment with the Company in order to perform Executive’s duties hereunder; (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, provided that in the event Executive believes he is so required to make such disclosure or use he will notify the Company in writing of the basis for that belief before actually making such disclosure or use in order to permit the Company to take steps to protect the Company’s interests and will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure or use; or (iii) with the prior written consent of the Company.
     7. “Confidential Information” Defined. For purposes of this Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company and its subsidiaries and affiliates. Such information may include, without limitation, information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.
     8. Competition. Executive hereby agrees that, while he is employed by the Company, and for a period of 24 months following the date of his termination of his employment with the Company for any reason (the “Restriction Period”), he will not, directly or indirectly, without the prior written approval of the Board, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the business of insurance in direct or indirect competition with the Company or any of its affiliates (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the Board will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 9; provided that the Board may require Executive to provide such information as the Board determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Board may determine.
     9. Solicitation. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, nor will he assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof.
     10. Non-interference. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not disturb, attempt to disturb, or cause any one else to disturb any business relationship or agreement between either the Company, or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.
     11. Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 36 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (collectively “Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the interests of the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to provide payment for any reasonable expenses incurred by Executive, including without limitation, transportation (and, for this purpose, Executive shall be permitted to travel via Company aircraft if it is available, at no charge to Executive), lodging, meal expenses, and reasonable attorney’s fees. Nothing in this Section 11 is intended or shall be construed to prevent Executive from cooperating fully with any government investigation or review as required by applicable law or regulation.
     12. Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.
     13. Scope of Covenants.
          (a) The Executive acknowledges that: (i) as a senior executive of the Company he had access to confidential information concerning the entire range of businesses in which the CNA Companies was and are engaged; (ii) that the CNA Companies’ businesses are conducted nation-wide; and (iii) that the CNA Companies’ confidential information, if disclosed or utilized without its authorization would irreparably harm the CNA Companies in: (1) obtaining renewals of existing customers; (2) selling new business; (3) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (4) other ways arising out of the conduct of the businesses in which the CNA Companies are engaged.
          (b) To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (i) the scope of this agreement be nation-wide; (ii) its breadth include those segments of the entire insurance industry in which the CNA Companies conduct business; and (iii) the duration of the restrictions upon the Executive be as indicated therein.
          (c) The Executive acknowledges that the CNA Companies’ customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the CNA Companies. The Executive agrees that neither any of the provisions in this Agreement nor the Company’s enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the CNA Companies’ legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. The Executive agrees that his actual or threatened breach of the covenants set forth in Sections 7 through 13 above would cause the CNA Companies irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. The Executive agrees that if bond is required in order for the Company to obtain such relief, it need only be in a nominal amount. The Executive consents to the filing of any such suit against him in the state or federal courts located in Illinois or any state in which he resides. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois and irrespective of rules regarding choice of law or conflicts of laws.
          (d) Executive agrees to continue to be bound by and to execute the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement, if he has not already done so.
          (e) For purposes of Sections 7 through 14 hereof, the “Company” shall include the “CNA Insurance Companies”, as well.
     14. Effect of Covenants. Nothing in Sections 7 through 14 shall be construed to limit or otherwise adversely affect any rights, remedies or options that the Company would possess in the absence of the provisions of such Sections.
     15. Indemnification. Except as otherwise required by law, the Company agrees that Executive shall continue to be entitled to indemnification as previously and hereafter provided for, and pursuant to the terms of, Article X of its Corporate by-laws in effect on the date hereof, or as may be amended hereafter, provided such amendment is not materially less favorable to Executive than the by-laws in effect on the date hereof or previously in effect for conduct occurring prior to the Signing Date.
     16. Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.
     17. Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.
     18. Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

     19. Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to choice of law or conflict of laws principles).
     20. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto.
     21. Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.
     22. Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.
     23. Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.
     24. Survival. Except as otherwise expressly set forth herein, the obligations contained in this Agreement shall survive the termination for any reason of Executive’s employment with the Company.
     25. Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.
     26. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
          (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
          (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or
          (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
If to the Company:
CNA Financial Corporation
CNA Center
Chicago, IL 60685
Attn: Corporate Secretary
If to Executive:
Stephen W. Lilienthal
CNA Financial Corporation
CNA Center
Chicago, IL 60685
or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 27.
     27. Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.
     28. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) except as otherwise indicated hereinbelow shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 29, the arbitration shall be conducted in accordance with the rules for resolution of employment disputes of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 29 shall not apply to any subject matter or controversy relating to Sections 7 through 14 of this Agreement.
     29. Section 280G Gross-Up. If Executive becomes entitled to any payments or benefits (collectively, “Payments”) whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) which Payments are subject to the tax imposed by Section 4999 or any successor provision of the Internal Revenue Code of 1986, as amended, or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay Executive an additional amount (“Gross-Up Payment”) such that the net amount retained by Executive, after deduction or payment of (i) any Excise Tax on the Payments, (ii) any federal, state and local income and employment tax and Excise Tax upon the Gross-Up Payment, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments.
     30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Signing Date.

CNA FINANCIAL CORPORATION

By:	/s/ D. Craig Mense

Title:	Executive Vice President and
Chief Financial Officer

/s/ Stephen W. Lilienthal

Stephen W. Lilienthal

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